Exhibit 10

REVISED NEGOTIATED EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Revised Negotiated Employment Agreement and General Release (referred to as “Revised Negotiated Employment Agreement) is entered into this ____ day of ________________, 2004, by and between Patrick C. Mannix, (referred to as "MR. MANNIX") and Eveready Battery Company, Inc. (referred to as “COMPANY” and defined in Paragraph 22) and Energizer Holdings, Inc.

WHEREAS, MR. MANNIX is an employee of the COMPANY in a key leadership and strategic position; and

WHEREAS Energizer Holdings, Inc. is the sole shareholder of COMPANY; and

WHEREAS, MR. MANNIX has indicated his interest in retiring; and

WHEREAS, COMPANY would benefit from MR. MANNIX's continued assistance with its business affairs for a period of time; and

WHEREAS, MR. MANNIX and COMPANY are amicably limiting and concluding their employment relationship and wish to enter into this Revised Negotiated Employment Agreement; and

WHEREAS the Board of Directors of COMPANY have approved the terms of this Revised Negotiated Employment Agreement,

NOW THEREFORE, in consideration of the mutual promises contained in this Revised Negotiated Employment Agreement, the parties agree as follows:

    1.    Employment Terms, subject to Paragraphs 4, 5 and 6 below:

        a.   MR. MANNIX shall continue satisfactorily to perform his duties as President of Energizer Holdings, Inc. and its various domestic subsidiaries, as assigned through March 31, 2004.

        b.   MR. MANNIX shall execute a written resignation from his position as an officer of Energizer Holdings, Inc. and also as an officer and/or director of Eveready Battery Company, Inc. and any applicable affiliates or subsidiaries of Energizer Holdings, Inc. effective March 31, 2004. This resignation letter shall be in line with COMPANY’s specifications as set out in Attachment A to this Revised Negotiated Employment Agreement and submitted to the Chief Executive Officer of COMPANY upon execution of this Revised Negotiated Employment Agreement.

        c.   Upon April 1, 2004, MR. MANNIX will cease to be President for COMPANY and, through July 31, 2004, will be employed by COMPANY in a consulting capacity. MR. MANNIX will be paid the base monthly salary he earned as of January 1, 2004, while he is on the COMPANY’s payroll. MR. MANNIX will assist in the transition of his former duties and perform such other duties or special projects that are specifically requested by the Chief Executive Officer of the Company or his designee.

        d.    MR. MANNIX agrees satisfactorily to perform his duties as assigned without disruption to COMPANY operations or injury to COMPANY’s business operations or reputation.

        e.   MR. MANNIX will receive the following bonus payments while on COMPANY’s payroll:

   i.   three hundred thirty thousand dollars ($330,000), less legally required deductions, to be paid on March 31, 2004. This bonus payment will count as benefit earnings for the purposes of COMPANY’s Retirement Plan but will not count as earnings under any other plan, including COMPANY’s Savings Investment Plan or Deferred Compensation Plan, nor be subject to any Company matching contributions under those plans.
ii.   two hundred eighty eight thousand dollars ($288,000), less legally required deductions, for his Contingent Fiscal Year 03 Bonus, to be paid on March 31, 2004. This bonus payment will be treated in the same manner as other contingent bonus payments under COMPANY’s Savings Investment Plan and Deferred Compensation Plan, including, but not limited to, eligibility for any Company matching contributions under those plans.
iii.   three hundred seventy-four thousand four hundred dollars ($374,400), less legally required deductions, for his Fiscal Year 04 Bonus, to be paid on March 31, 2004. This bonus payment will be treated in the same manner as other contingent bonus payments under COMPANY’s Savings Investment Plan and Deferred Compensation Plan, including, but not limited to, eligibility for any Company matching contributions under those plans.

        f.   The terms of the Change of Control Revised Negotiated Employment Agreement entered into by COMPANY with MR. MANNIX on November, 2000, and thereafter amended on February 1, 2001 and November 19, 2001, hereby are voided and shall have no further force or effect on either MR. MANNIX or COMPANY upon execution of this Revised Negotiated Employment Agreement.

        g.   Effective March 31, 2004, or mutually agreed other date, MR. MANNIX need report to COMPANY’s St. Louis offices to work only as specifically requested by the Chief Executive Officer of COMPANY in order to perform such duties or special projects that are assigned by the Chief Executive Officer of the Company or his designee, in accordance with Paragraph 1(c), if the Chief Executive Officer of COMPANY determines that MR. MANNIX’s physical presence would be necessary or beneficial for such work. If the Chief Executive Officer and MR. MANNIX mutually agree that the specified tasks can be performed effectively by MR. MANNIX in Australia, MR. MANNIX may relocate to Australia while still on COMPANY’s payroll.

        h.   Effective July 31, 2004, MR. MANNIX’s employment will be terminated and he will be removed from the active payroll and effective August 1, 2004, will enter into retiree status, provided Mr. Mannix has completed the necessary paperwork.

        i.   [intentionally left blank]

        j.   Benefit Plan Participation.

                i.   While he is on COMPANY’s payroll, MR. MANNIX shall continue to be able to participate in the benefit plans in which he is participating as of January 1, 2004. MR. MANNIX will be permitted to change his participation in such plans during the course of his employment to the extent plan terms permit for any other participation. It is understood and agreed that nothing in this paragraph shall be construed to prevent Energizer Holdings, Inc. or COMPANY from terminating, modifying or reducing any of the benefit plans or incentive programs offered to employees of COMPANY during the course of this Revised Negotiated Employment Agreement, as long as such action is not directed solely at MR. MANNIX.

                ii.    MR. MANNIX is not entitled to and will not receive any other payments, including, but not limited to, severance, incentive or termination payments, from COMPANY or its affiliates or subsidiaries and will be deemed ineligible to participate in any such programs except as specifically identified in this Agreement.

                iii.    MR. MANNIX shall be eligible to participate in COMPANY’s Executive Retiree Medical Plan benefits in accordance with his status as of August 1, 2004.

                iv.    MR. MANNIX hereby instructs COMPANY that it is his desire, and COMPANY so acknowledges, that MR. MANNIX’s final contributions into Energizer Holdings, Inc.’s Savings Investment Plan and Executive Savings Investment Plan will occur on March 31, 2004. Effective April 1, 2004, MR. MANNIX will make no further contributions into said plans. MR. MANNIX agrees that he will timely complete whatever forms, if any, are required in order to stop his participation on said date and thereafter.

        k.   MR. MANNIX may apply for reimbursement in 2004 and 2005 under the Financial Planning Program for executives, if requested by MR. MANNIX any time in 2004 and 2005, respectively, up to the annual maximum permitted by the Program and subject to the terms of the Financial Planning Program, including any obligation to submit invoices or other documentation for reimbursement. The COMPANY will submit a Form 1099, as required by the IRS, for such reimbursement, if it occurs after MR. MANNIX is removed from COMPANY’s payroll.

        l.   Within two weeks after his removal from COMPANY’s payroll, MR. MANNIX will be paid for any unused, banked, or carryover paid time off (PTO) days, in accordance with COMPANY policy in effect at the time.

        m.   In accordance with COMPANY’s relocation program, the COMPANY agrees to pay reasonable and necessary expenses for the relocation of MR. MANNIX’s family and their household possessions and office furniture from St. Louis, Missouri, to Sydney, Australia, in 2004. In the event these payments are determined, under the provisions of Australian or United States tax law, to be subject to any federal, state, provincial and local income or employment tax, the Company shall pay to MR. MANNIX an additional amount such that the net amount retained by MR. MANNIX, after any federal, state, provincial and local income or employment tax payable by him upon the payments provided for by this subparagraph, shall be equal to the amount of relocation expenses actually incurred.

    2.   Deferred Compensation, Stock Awards, Restricted Stock Equivalent Award:

        a.   The terms of Energizer Holdings, Inc.’s Deferred Compensation Plan will apply to MR. MANNIX’s while he is on COMPANY’s payroll and upon his termination of employment in 2004, or earlier date pursuant to Paragraphs 4, 5 or 6 below, in accordance with that status as of his payroll removal date. MR. MANNIX understands and acknowledges that, based on the terms of this Revised Negotiated Employment Agreement, none of the payments that MR. MANNIX receives from COMPANY on or after April 1, 2004, will be eligible for deferral into Energizer Holdings, Inc.’s Deferred Compensation Plan. It is understood that nothing in this paragraph shall be construed to prevent COMPANY from terminating, modifying or reducing the terms of its Deferred Compensation Plan during the course of this Revised Negotiated Employment Agreement, as long as such action is not directed solely at MR. MANNIX.

        b.   MR. MANNIX previously was granted certain non-qualified stock options by Energizer Holdings, Inc. The terms of those stock option agreements will continue to apply, in accordance with MR. MANNIX’s status as of his payroll removal date.

        c.   Energizer Holdings, Inc. and Mr. MANNIX mutually executed a Restricted Stock Equivalent Award Agreement on May 8, 2000. Stock equivalents credited to Mr. MANNIX pursuant to the provisions of that Agreement have vested in accordance with the terms thereof. Notwithstanding the terms of that Agreement, however, and, upon his retirement, the equivalents shall not convert to shares of Energizer Common Stock and be issued to Mr. MANNIX, but instead, shall be valued by reference to the average closing price of Energizer Common Stock for the ten days prior to the date of his retirement , and the value thereof shall be paid in cash to Mr. MANNIX as soon as practicable thereafter in accordance with the election with respect to such conversion previously made by Mr. MANNIX.

    3.   Pension Benefit:

        a.    MR. MANNIX’s retirement benefits under the Energizer Holdings, Inc. Retirement Plan, the Supplemental Executive Retirement Plan, the Internationalist Plan, and the Australian Superannuation Plan No. 3, or any successor plans, will be calculated in accordance with the terms of each plan taking into account all relevant terms of such plans including, but not limited to, reduction factors for early retirement and social security offsets. It is understood that nothing in this paragraph shall be construed to prevent COMPANY or its affiliates and subsidiaries from reducing the rate of future accruals or terminating or modifying the terms of such retirement plans or successor plans, as long as such action is not directed solely at MR. MANNIX.

        b.    Notwithstanding any provision of the Supplemental Executive Retirement Plan and/or the Internationalist Retirement Program, amounts referenced in Paragraph 1(c) and (e) shall be included in calculating MR. MANNIX's Average Annual Earnings and such amounts shall be considered benefit earnings for purposes of pension payments to MR. MANNIX.

    4.    MR. MANNIX and COMPANY understand and agree that, if MR. MANNIX resigns or obtains and begins employment with another company on or prior to March 31, 2004, without the consent of COMPANY, COMPANY will terminate MR. MANNIX immediately by removing MR. MANNIX from COMPANY’s payroll. Upon payroll removal, MR. MANNIX's benefits as an active employee will cease and he will not be entitled to any further benefits or payments pursuant to this Revised Negotiated Employment Agreement, except that he shall be paid for any earned but unused paid time-off (including any banked PTO days) within two weeks of his removal from the payroll. COMPANY has the sole discretion to elect to accelerate any remaining salary continuation through July 31, 2004, and bonus payment(s) provided for in Paragraph 1(e), to be paid to MR. MANNIX in a lump sum, less legally required deductions, within two weeks of MR. MANNIX’s last day on the payroll.

5.   MR. MANNIX and COMPANY understand and agree that, if MR. MANNIX resigns or obtains and begins employment with another company on or after April 1, 2004, but prior to August 1, 2004, COMPANY will terminate MR. MANNIX immediately by removing MR. MANNIX from COMPANY’s payroll. Upon termination, MR. MANNIX's benefits as an active employee will cease. Any remaining salary continuation through July 31, 2004, and bonus payment provided for in Paragraph 1(e), will be paid to MR. MANNIX in a lump sum, less legally required deductions, within two weeks of MR. MANNIX’s last day on the payroll. Part-time employment or self-employment or occasional consultation shall not constitute beginning employment under this Paragraph, subject to the confidentiality and non-competition obligations set out in Paragraphs 7(d), 8, 10 and 11 below.

6.   MR. MANNIX and COMPANY understand and agree that, if MR. MANNIX obtains and begins employment within COMPANY or any of its affiliates or subsidiaries prior to August 1, 2004 in another position, this Revised Negotiated Employment Agreement will become null and void.

7.   Obligation of MR. MANNIX:

        a.   MR. MANNIX shall notify COMPANY within two days of being offered and accepting another position, if MR. MANNIX accepts a position to commence before August 1, 2004;

        b.    MR. MANNIX shall cooperate with and assist COMPANY whenever reasonably possible, so that all of his duties, responsibilities and pending matters can be transferred in an orderly way;

        c.    MR. MANNIX shall provide COMPANY with full cooperation and assistance, upon COMPANY's request, including testifying at all trials or assisting with trial preparation, when MR. MANNIX might have relevant information. This shall be considered part of MR. MANNIX’s duties while on COMPANY’s payroll. After removal from COMPANY’s payroll, COMPANY shall pay MR. MANNIX, at an hourly rate derived from MR. MANNIX’s base monthly salary during the term of this Revised Negotiated Employment Agreement, for time expended in preparation of trial, including but not limited to review of records and files, attendance at and review of depositions, attendance at conferences with counsel, attendance at trial and assistance with post trial and appeal issues and matters and for any reasonable and necessary expenses because of his requested cooperation with and assistance to COMPANY.

        d.    As a specific condition of this Revised Negotiated Employment Agreement and in addition to the confidentiality provisions in Paragraph 8, MR. MANNIX shall not disclose to any third party, including future employers or clients, material details derived from his present or former executive position with COMPANY that relate to COMPANY’s past, present, or future business matters, unless MR. MANNIX has received prior written consent of the Chief Executive Officer of COMPANY or COMPANY’s Vice President for Human Resources. MR. MANNIX understands and agrees that information subject to the limitations of this paragraph may include information not otherwise subject to the confidentiality provisions of Paragraph 8 and that COMPANY has the sole discretion to determine materiality.

8.   Confidentiality of Information:

   MR. MANNIX acknowledges that the information, observations and data relating to the formulation, processing, manufacturing, sale and marketing of COMPANY's battery and battery related products and of COMPANY’s wet-shave products obtained by MR. MANNIX during the course of MR. MANNIX’s employment with COMPANY, its subsidiaries and affiliated companies and its predecessors (the "Confidential Information") are confidential and the exclusive property of COMPANY/or such companies. MR. MANNIX agrees that he will not disclose to any unauthorized persons or use for MR. MANNIX’s own account or for the benefit of any third party (other than COMPANY) any of such “Information” without COMPANY’s prior written consent, unless and to the extent that such “Confidential Information” became generally known to and available for use by the public other than as a result of MR. MANNIX’s acts or failure to act. Such “Confidential Information”, observations and data shall include, but not be limited to, COMPANY’s and its affiliates current and planned information systems, the names, addresses or particular desires or needs of its customers, the bounds of its markets, the prices charged for its services or products, its market share, marketing strategies and promotional efforts in any market, information concerning product development, manufacturing processes, research and development projects, formulas, inventions and compilations of information, records or specifications, information concerning future product or market developments, financial information, information regarding suppliers and costs of raw materials and other supplies, financing programs, overhead distribution and other expenses, or conversion costs. MR. MANNIX understands and agrees that such “Confidential Information” is important, material and confidential, and that disclosure would gravely affect the successful conduct of COMPANY’s and its affiliates’ businesses. The obligation to protect Confidential Information is on-going and does not expire upon the termination of the Parties’ contractual relationship.

9.   Subject to Paragraphs 4, 5, and 6 above, by July 31, 2004, or mutually agreed earlier date, MR. MANNIX warrants and represents that he will return and deliver to COMPANY's designated representative all memoranda, notes, plans, programs, records, reports, and other documentation (and copies thereof) relating to the business of COMPANY, its affiliates, and its predecessors which MR. MANNIX possesses or has under his possession now or in the future, including, but not limited to, computer hardware, software, data and disks, draft books, memoranda, notes, plans, programs, records, reports, and other documentation (and copies thereof) relating to COMPANY, office equipment and supplies, credit cards, cash advances and, if applicable, any outstanding final expense report.

    10.   Non-Interference and Related Agreements:

For the duration of this Revised Negotiated Employment Agreement and a period of twelve (12) months after MR. MANNIX is removed from COMPANY’s payroll, MR. MANNIX shall not (i) induce or attempt to induce any employee of COMPANY to leave the employ of COMPANY or in any way interfere with the relationship between COMPANY and its employees or (ii) induce or attempt to induce any customer, supplier, distributor, broker or other business relation of COMPANY to cease doing business with the COMPANY, or in any way interfere with the relationship between any customer, supplier, distributor, broker or other business relation and COMPANY.

11.   Non Competition

        a.   For the duration of this Revised Negotiated Employment Agreement and a period of twelve (12) months after MR. MANNIX is removed from COMPANY's payroll, MR. MANNIX will not compete against COMPANY in COMPANY business.

        b.   Definition of "COMPANY Business"
             For purposes of this Revised Negotiated Employment Agreement, the term "COMPANY Business" shall mean any company that owns or operates a business or facility that engages in any of the following business activities: (i) manufacturing, marketing, distributing and/or consulting on and or operating a facility for, the manufacturing, processing, marketing or distributing of batteries, lighting products, rechargeable batteries related battery and lighting products, and wet-shave products; (ii) purchasing or producing materials for use as, and marketing and distributing and/or consulting on the purchasing, producing or marketing or distributing of such products or materials; and (iii) marketing and distributing, and/or consulting regarding the marketing or distributing, of such related products or materials. This obligation extends to the products and/or methods that presently are used, or were used, or are or were under development or consideration, whether or not completed, for use in COMPANY Business as of the date MR. MANNIX 's employment ends for any reason. MR. MANNIX understands that this definition applies only to this Revised Negotiated Employment Agreement. Any other restrictions on competition in other plan, policies or arrangements, including, but not limited to, those restrictions in the Deferred Compensation Plan, shall continue to apply as they exist now or may be modified by COMPANY in the future, as long as such modifications are not directed solely at MR. MANNIX.

        c.   For the purpose of this Revised Negotiated Employment Agreement, to "compete" means to accept or begin employment with, advise, finance, own (partially or in whole), consult with, or accept an assignment through an employer with any third party worldwide in a position involving or relating to COMPANY Business.

        d.   This Revised Negotiated Employment Agreement does not prevent MR. MANNIX from buying or selling shares of stock in any company that is publicly listed and traded in any stock exchange or the over-the-counter market. However, MR. MANNIX may not use Confidential Information to engage in, or induce others to engage in, insider trading as prohibited by federal and state securities laws.

    12.   Release and Waiver:

   The promises and payments contained in this Agreement, including Paragraphs 1 (except Paragraph 1(l)) and 5 above, are in addition to any wages to which MR. MANNIX already is entitled because of his work for COMPANY. MR. MANNIX agrees to accept the promises and terms in these Paragraphs in consideration for the settlement, waiver and release and discharge of any and all claims or actions against Energizer Holdings, Inc. and COMPANY, including their affiliates, subsidiaries, holding companies, directors, officers, employees, and agents, arising under any federal, state, or local statute, law, or regulation of the United States or Australia pertaining to employment discrimination on the basis of age, religion, disability, marital status, or any other reason established by law, including any claim of actual or constructive wrongful discharge.

13.   Promise Not to Sue:

        a.    MR. MANNIX makes the following promises not to sue:

           i.    MR. MANNIX releases, settles and forever discharges Energizer Holdings, Inc. and COMPANY, including their affiliates, subsidiaries, holding companies, directors, officers, employees, and agents, from any and all claims, causes of action, rights, demands, debts, or damages of whatever nature, whether or not MR. MANNIX currently knows of them, which might have arisen from MR. MANNIX’s employment with and retirement from COMPANY and which may be brought by MR. MANNIX or another person or agency on MR. MANNIX’s behalf. This includes, but is not limited to, any claim MR. MANNIX might raise under contract or tort law for actual or constructive wrongful discharge, except those claims which the parties specifically have excluded from this release and identified in Paragraph 15 below and except for a breach by COMPANY of a material provision of this Agreement.

           ii   MR. MANNIX expressly releases Energizer Holdings, Inc. and COMPANY, including their affiliates, subsidiaries, holding companies, directors, officers, employees, and agents, from any and all legal liability and waives all claims, demands, or causes of action which MR. MANNIX, or any person or agency acting on MR. MANNIX’s behalf, may have against COMPANY, its agents, representatives, and employees under all federal, state, and/or local laws regulating employment of Australia or the United States, including but not limited to, all discrimination claims under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Civil Rights Act known as 42 USC 1981, the Handicap Discrimination Act, the Missouri Human Rights Act, as amended, Section 213.010 et seq., the Missouri Service Letter Statute, as amended, Section 290.140 R.S.Mo., and the Family and Medical Leave Act of 1994.

        b.    The COMPANY releases, settles, and forever discharges MR. MANNIX from any and all claims, causes of actions, rights demands, debts, or damages of whatever nature, whether or not COMPANY currently knows them, which might have arisen from MR. MANNIX’s actions or omissions within the scope of his duties during his employment with the COMPANY and retirement from COMPANY and which may be brought by the COMPANY or another person or agency on the COMPANY’s behalf. This includes, but is not limited to, any claim COMPANY might raise under contract or tort law and also includes any claims arising under federal, state, and/or local laws of the United States or Australia regulating employment.

14.   Remedy for Violation:

        a.    In the event that MR. MANNIX brings a cause of action against COMPANY in violation of Paragraphs 12 and 13 above, MR. MANNIX understands and agrees to place in an escrow account an amount equal to any settlement or separation payment paid to MR. MANNIX pursuant to Paragraph 1(e)(i) of this Revised Negotiated Employment Agreement while said cause of action is in litigation. If a court of competent jurisdiction determines that MR. MANNIX should not have brought such a cause of action because it is without merit and/or prohibited by MR. MANNIX’s promises in this Agreement, then MR. MANNIX shall repay to COMPANY any settlement payment(s) being held in the escrow account, as well as an amount, with interest, equal to any salary continuation after MR. MANNIX is released from regular full-time duties and responsibilities, other discretionary payments or services which are paid to or provided to MR. MANNIX as consideration for the promises made by MR. MANNIX in this Agreement, and attorneys fees incurred by COMPANY defending its actions and this Agreement, in addition to any other damages the Court may deem proper.

        b.   MR. MANNIX further understands that any breach of Paragraphs 7(d), 8, 10 and 11 of this Agreement could cause irreparable harm to the COMPANY. MR. MANNIX agrees that COMPANY has the right to seek an injunction to prevent violation of MR. MANNIX’s obligations under this Agreement, in addition to COMPANY’s right to seek the remedies at law described in subsection (a) above.

    15.    Excluded Claims:

        This Revised Negotiated Employment Agreement shall not affect MR. MANNIX’s right to raise any claims based on any Social Security, or Workers' Compensation laws, or based on the terms in effect at the time the claim is raised of the Energizer Holdings, Inc. Retirement Plan, Supplemental Executive Retirement Plan, Internationalist Plan, Australian Superannuation Plan No. 3, Deferred Compensation Plan, Savings Investment Plan, Executive Savings Investment Plan, Executive Life and Health Plans, retiree benefits under the Energizer Medical Plan, and any and all other executive or employee benefit plans or programs through which he may be legally entitled to benefits as a result of his employment with COMPANY or subsequent retirement.

    16.    Benefit Earnings:

        It is understood and agreed that only the salary continuation and payments identified in Paragraphs 1(a), (c), (e), and (k) will be considered benefit earnings for applicable benefit plans maintained by COMPANY, including its pension plan(s). Any other monies paid to MR. MANNIX pursuant to this Revised Negotiated Employment Agreement shall not constitute earnings for benefit plan purposes.

    17.     Confidentiality:

        MR. MANNIX agrees not to talk about, write about, or otherwise disclose the existence of this Revised Negotiated Employment Agreement, the terms of this Revised Negotiated Employment Agreement, or any fact concerning its negotiation, execution, or implementation to any person, firm, or corporation, other than to MR. MANNIX's spouse, financial advisor or attorney, unless MR. MANNIX is required to do so by federal, state, or local law, or by a court of competent jurisdiction. If MR. MANNIX discloses the terms of this Revised Negotiated Employment Agreement to MR. MANNIX’s spouse, financial advisor or attorney, MR. MANNIX shall advise that confidentiality is an essential part of this Revised Negotiated Employment Agreement and advise each that they are bound by the confidentiality clause. MR. MANNIX understands that COMPANY has disclosed, or will disclose, the terms of this Revised Negotiated Employment Agreement to its Board of Directors and such other COMPANY employees as COMPANY deemed necessary to implement and administer its terms and that COMPANY will disclose the terms of this Revised Negotiated Employment Agreement as required by Security Exchange Commission regulation or if COMPANY reasonably concludes that it is legally bound to do so for other reason, including but not limited to application of subpoena or order from a court of competent jurisdiction.

    18.   Entire Agreement:

        This Revised Negotiated Employment Agreement is intended to finally and fully define and conclude the employment relationship between MR. MANNIX and COMPANY and may be amended only by an agreement in writing signed by the parties hereto. This Revised Negotiated Employment Agreement shall not be interpreted as an admission by COMPANY, its affiliates or its subsidiaries or MR. MANNIX of any wrongdoing or any violation of federal, state or local law, regulation, or ordinance. The COMPANY specifically denies that it, or its agents, supervisors, representatives, or employees of COMPANY, its affiliates or subsidiaries, have ever committed any wrongdoing whatsoever against MR. MANNIX.

    19.   Effect in the Event of Unenforceability:

   If, at the time of enforcement of any of the provisions of this Revised Negotiated Employment Agreement, but particularly Paragraphs 7(d), 8, 10, and 11 above, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under the circumstances will be substituted for the stated period, scope or area.

    20.   Severability:

        In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction it is agreed such invalidity or unenforceability shall not affect any other provision of this Revised Negotiated Employment Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

    21.   Governing Law:

        This Revised Negotiated Employment Agreement will be governed by the internal law of the State of Missouri and not its law of conflicts.

    22.    Company Defined:

   For purposes of this Agreement, the term "COMPANY" as used herein, shall include not only Eveready Battery Company, Inc., but also the subsidiaries, or affiliated companies of Eveready Battery Company, Inc., Energizer Holdings, Inc., wherever situated, and all officers, directors, agents, and employees of any of the foregoing.

23.   Voluntary Nature of Revised Negotiated Employment Agreement:

   MR. MANNIX expressly acknowledges that he understands all the terms and effects of this Revised Negotiated Employment Agreement and is entering voluntarily into this Revised Negotiated Employment Agreement. MR. MANNIX expressly acknowledges that the COMPANY has given him at least twenty-one (21) days to consider this Revised Negotiated Employment Agreement as originally presented and that the COMPANY also has given him the opportunity to discuss all aspects of this Revised Negotiated Employment Agreement with an attorney before signing this Revised Negotiated Employment Agreement. MR. MANNIX states that he has discussed this Revised Negotiated Employment Agreement or, in the alternative, has freely elected to waive any remaining part of the twenty-one (21) calendar days and any further opportunity to discuss this Revised Negotiated Employment Agreement with an attorney before signing it.

24.   Right of Revocation:

   MR. MANNIX may revoke his acceptance within seven (7) calendar days after signing this Revised Negotiated Employment Agreement. MR. MANNIX’s notice of revocation must be given to the Vice President, Human Resources, of the COMPANY in writing within seven (7) calendar days after signing this Revised Negotiated Employment Agreement in order to be valid and effective. If MR. MANNIX does revoke this Revised Negotiated Employment Agreement, neither MR. MANNIX nor COMPANY will be required to satisfy any of the terms of this Revised Negotiated Employment Agreement. If MR. MANNIX has not revoked his acceptance within seven (7) calendar days, this Revised Negotiated Employment Agreement's effectiveness will become final.

MR. MANNIX	EVEREADY BATTERY COMPANY, INC.
and
ENERGIZER HOLDINGS, INC.
_______________________________________	By: _______________________________
Patrick C. Mannix	Peter J. Conrad
Vice President, Human Resources
Eveready Battery Company, Inc.
Signed this _________ day of _____________________, 2004            Signed this _________ day of   __________________, 2004.

Witness:________________________________

Dated:__________________________________